EX-99.N
EXHIBIT N.

                              INDEPENDENT AUDITORS




The Board of Directors
The Travelers Life and Annuity Company:

We consent to the use of our reports included herein and to the reference to our firm under the heading "Independent Auditors" in the Statement of Additional Information. Our reports covering the December 31, 2003, financial statements and schedules of The Travelers Life and Annuity Company refer to changes in the Company's methods of accounting for goodwill and intangible assets in 2002, and for derivative instruments and hedging activities and for securitized financial assets in 2001.

/s/ KPMG LLP

Hartford, Connecticut
May 13, 2004